Filed Pursuant to Rule 424(B)(4)

Registration Statement No. 333-176093

PROSPECTUS

BRICK TOP PRODUCTIONS, INC.

7,243,500 Share of Common Stock

The selling shareholders named in this prospectus are offering up to 7,243,500 shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. We will use our best efforts to maintain the effectiveness of the resale registration statement, of which this prospectus is a part, from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Our shares are listed on the Over the Counter Bulletin Board (OTCBB).  The Selling Shareholders will sell their shares on the OTCBB at prevailing market prices or in privately negotiated transactions.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.  The purchase of the securities offered through this prospectus involves a high degree of risk.  See the section of this Prospectus entitled “Risk Factors”, beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: May 2, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using the SEC’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus. A prospectus supplement may add, update or change information contained in this prospectus.

As used in this prospectus, unless the context requires otherwise, “Brick Top Productions,” “Brick Top,” “we,” “us,” “our” and the “Company” refers to Brick Top Productions, Inc., a Florida corporation, and where applicable, its direct and indirect wholly owned subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus contains “forward-looking statements.” These forward-looking statements are contained principally in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

The forward-looking statements herein represent our expectations, beliefs, plans, intentions or strategies concerning future events, including, but not limited to: our future financial performance; the continuation of historical trends; the sufficiency of our cash balances for future needs; our future operations; the relative cost of our operation methods as compared to our competitors; new production projects, entry and expansion into new markets; achieving status as an industry leader; our competitive advantages over our competitors; brand image; our ability to meet market demands; the sufficiency of our resources in funding our operations; our intention to engage in mergers and acquisitions; and our liquidity and capital needs.

Our forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Moreover, our forward-looking statements are subject to various known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. These risks, uncertainties and other factors include but are not limited to:  the risks of limited management, labor and financial resources; the risks generally associated with develop stage companies; our ability to establish and maintain adequate internal controls; and our ability obtain financing, if and when needed, on terms that are acceptable.

Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

PROSPECTUS SUMMARY

Our Company

We are a Florida corporation engaged in the business of financing, producing and distributing feature films and television series.  Our initial project, and sole project to date, is a television pilot named The Doorman, which was written, directed, and produced by Nicolas Turturro.  The project had a budget of approximately $85,000 and took approximately 3 months to complete.

We are a development stage company with limited financial resources. We will need to raise additional capital to implement our current business plan.  We have not established or attempted to establish a source of equity or debt financing. Our auditors included an explanatory paragraph in their Report on our Financial Statements stating the Company had a deficit accumulated during the development stage at December 31, 2012, a net loss and net cash used in operating activities for the year then ended, respectively. The Report stated further that said conditions raise substantial doubt about the Company’s ability to continue as a going concern. We have sustained net losses of $141,361 for the year ended December 31, 2012, and net losses of $967,859 for the period from February 20, 2009 (inception) through December 31, 2012.

We have nominal recurring fixed expenses which include rent of $1,107  per month. We anticipate incurring future expenses associated with individual projects that will be project specific and will likely range from as little as $200,000 to as much as $10,000,000.  These expenses will be determined on a project by project basis and cannot be quantified in advance We are currently pursuing but have not yet acquired the rights to a screenplay titled “Bless Me Father” for which we anticipate the budget to be approximately $300,000 and to take approximately 6 months from acquisition of the rights, which we have not yet acquired, to completion of post-production.

We have negotiated an agreement for the construction of a platform necessary to disseminate content (a series of 5-10 minute shorts) via a smart phone application which will cost approximately $50,000 and take approximately 6 to 8 months to complete.

We are not a blank check company, and we have no current intention of engaging in any merger or acquisition. There have been no discussions concerning a merger of any kind, and we have not authorized anyone to have any preliminary discussions on our behalf.

Our executive offices are located at 433 Plaza Real, Suite 275, Boca Raton, Florida 33432 and our telephone number is 561-962-4175.

Corporate History

We were incorporated on February 20, 2009, in the State of Florida, under the name York Entertainment, Inc.  On October 5, 2010, we amended our articles of incorporation to change our name to Brick Top Productions, Inc.

We own a 60% equity interest in York Productions, LLC, a Florida limited liability company through which we developed The Doorman project.  The remaining 40% equity interest in York Productions, LLC is held by Nicolas Turturro.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of 7,243,500 shares of our common stock, par value $0.0001 per share, of which  shares were issued to certain of the selling stockholders in  a series of separate private placements.  No shares are being offered for sale by our Company.

Common stock offered by selling security holders	7,243,500 shares of common stock.

Common stock outstanding before the offering	29,754,500 common shares as of March 31, 2013

Common stock outstanding after the offering	29,754,500 common shares as of March 31, 2013

Aggregate market price of our common stock	$37,054,375 (1)

Total stockholders’ equity	$56,256 as of December 31, 2012

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”

(1)   Based on a $1.25 offering price.  There is not currently an active public market for our shares.

Background

In February 2009 we conducted a private offering of our common stock at a price of $0.10 per share (the “2009 Private Placement”).  We received and accepted subscriptions from 53 investors for a total of 6,250,000 shares of our common stock, for total proceeds of $625,000.  The shares of common stock issued in the 2009 Private Placement were restricted securities, and were issued with a restrictive legend placed on the certificates representing said securities.  The offering was conducted in compliance with Regulation D, promulgated under the Securities Act.

In December 2009 we issued 10,000 shares of our common stock to an accredited investor at a price of $1.00 per share, pursuant to the exemption from registration provided under Section 4(2) of the Securities Act.

In June 2010 we conducted a private offering of our common stock at a price of $1.00 per share (the “2010 Private Placement”).  We received and accepted subscriptions from 19 investors for a total of 208,500 shares of our common stock, for total proceeds of $208,500.  The shares of common stock issued in the 2010 Private Placement were restricted securities, and were issued with a restrictive legend placed on the certificates representing said securities.  The offering was conducted in compliance with Regulation D, promulgated under the Securities Act.

In June 2010, our President transferred 600,000 shares of our common stock owned by him to 7 individuals in a private transaction (the “Private Transaction”).

In June 2011, we issued 100,000 shares of our common stock to an accredited investor at a price of $1.00 per share, pursuant to the exemption from registration provided under Section 4(2) of the Securities Act.

In July 2011, we issued 50,000 shares of our common stock to an accredited investor at a price of $1.00 per share, pursuant to the exemption from registration provided under Section 4(2) of the Securities Act.

In August 2011, we issued 25,000 shares of our common stock to an accredited investor at a price of $1.00 per share, pursuant to the exemption from registration provided under Section 4(2) of the Securities Act.

This prospectus relates to the resale by the selling stockholders of the 7,243,500 shares of restricted common stock described above. We are registering the shares to permit the selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest to, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions when and as they deem appropriate in the manner described in the “Plan of Distribution.”

Implications of being an Emerging Growth Company

As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

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Only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management's Discussion and Analysis of Financial Condition and Results of Operations” disclosure.

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Reduced disclosure about our executive compensation arrangements.

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Not having to obtain non-binding advisory votes on executive compensation or golden parachute arrangements.

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Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of these reduced reporting burdens in this prospectus, and the information that we provide may be different than what you might get from other public companies in which you hold stock.

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and the Financial Statements and Notes thereto, included elsewhere in this prospectus.

	For the Year Ended December 31, 2012 (Audited)	For the Year Ended December 31, 2011 (Audited)
STATEMENT OF OPERATIONS
Revenues	$-	$-
Professional Fees	$109,982	$41,802
General and Administrative Expenses	$16,023	$55,411
Total Operating Expenses	$141,361	$311,641
Net Loss before non-controlling interest	$(141,361)	$(311,641)

	As of December 31, 2012 (Audited)	As of December 31, 2011 (Audited)
BALANCE SHEET DATA
Cash	$3,154	$54,400
Total Assets	$303,262	$356,130
Total Liabilities	$247,015	$207,022
Stockholders’ Equity	$56,256	$149,108

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to the Business

Brick Top has very limited financial resources. Our independent registered auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

Brick Top has very limited financial resources. We have negative working capital of $243,861 and a net stockholders’ equity of $56,256 at December 31, 2012. Our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of and for the year ended December 31, 2012 that states that this lack of resources causes substantial doubt about our ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern.

We need additional capital to develop our business.  If we fail to obtain additional capital we may not be able to implement our business plan.

The continuation of our operations will require the commitment of substantial additional resources. Currently, we have no established bank-financing arrangements. Therefore, it is likely that we will need to seek additional financing through subsequent future private offerings of our equity securities, or through strategic partnerships and other arrangements with corporate partners. Our expenses are currently limited to office rent of $1,107 per month, approximately $400 per month for certain online services, approximately $15,000 annually for accounting expenses and approximately $35,000 annually for legal expenses.  As a result any capital we might raise will be initially used to cover general working capital expenses, with the remainder being invested in the acquisition and development of media projects.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities will result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to continue our business operations.

Brick Top is and will continue to be completely dependent on the services of our founder and CEO, Alexander Bafer, the loss of whose services may cause our business operations to cease, and we will need to engage and retain qualified employees and consultants to further implement our strategy.

Brick Top’s operations and business strategy are completely dependent upon the knowledge and business connections of Alexander Bafer. He is currently providing services to the Company pursuant to terms of an executive employment agreement, but he has the right to terminate the agreement at will. If he should choose to leave us for any reason or if he becomes ill and is unable to work for an extended period of time before we have hired additional personnel, our operations will likely fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described in this prospectus. We will fail without the services of Mr. Bafer or an appropriate replacement.

Because we have only recently commenced business operations, we face a high risk of business failure.

We were formed in February 20, 2009. All of our efforts to date have related to developing our business plan and beginning business activities. We currently have no revenues and we face a high risk of business failure.

Most of our competitors, which include large studios and production companies, have significantly greater financial and marketing resources than do we.

Most of our competitors, which include large studios and production companies, have significantly greater financial and marketing resources than do we. Many have sophisticated Websites and the ability to advertise in a wide variety of media. We will principally depend on the business contacts of our CEO. There are no assurances that our approach will be successful.

Alexander Bafer, our chief executive officer, principal financial officer, and principal accounting officer, has no meaningful accounting or financial reporting education or experience and, accordingly, our ability to meet Exchange Act reporting requirements on a timely basis will be dependent to a significant degree upon others.

Alexander Bafer has no meaningful financial reporting education or experience. He is and will be heavily dependent on advisors and consultants. As such, there is risk about our ability to comply with all financial reporting requirements accurately and on a timely basis.

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, that require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm has to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services will likely range between $25,000 and $50,000 per year. The incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from any new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Our internal controls are inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

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pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

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provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

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provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

We are required to include a report of management on the effectiveness of our internal control over financial reporting in our periodic reports. We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification requirements.

We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. During the course of our testing, we may identify other deficiencies that we may not be able to timely remediate. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public company, we have to comply with numerous financial reporting and legal requirements, including those pertaining to audits and internal control. The costs of this compliance could be significant. If our revenues do not increase and/or we cannot satisfy many of these costs through the issuance of our shares, we may be unable to satisfy these costs in the normal course of business which would result in our being unable to continue as a going concern.

Having only two directors limits our ability to establish effective independent corporate governance procedures and increases the control of our CEO.

We have only two directors, one of whom is not independent.  Until we have a larger board of directors that includes more independent members there will be limited oversight of our CEO’s decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

We have accrued $87,500 in compensation for our CEO and $62,500 in compensation for our former President.

As of December 31, 2012, we have accrued $87,500 in compensation for our CEO, which has been earned and not yet paid, and $62,500 in compensation for our former President, which has been earned and not yet paid.  Our CEO agreed to waive future base salary under his employment agreement commencing on October 1, 2011, until further notice, in an effort to reduce our operating expenses.  As a result of the foregoing, much of the capital we are able to raise and/or revenue we are able to generate will be initially used to satisfy accrued and unpaid compensation expense, as well as other general working capital expenses.  This will limit, at least initially, our ability to designate said funds to the acquisition or development of media projects.

Our sole employee has limited experience in the entertainment industry.

Alexander Bafer has limited experience in the entertainment industry, and thus we have and will continue to rely on the services of advisors and consultants in this regard.

Risks Related to Our Common Stock

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of our authorized and unissued shares.  Our Articles of Incorporation authorize us to issue up to 100 million shares of common stock and up to 10 million shares of preferred stock.  In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders and may further dilute common stock book value, and that dilution may be material.

Our Articles of Incorporation provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Articles of Incorporation provide that we shall indemnify any present or former officer or director, or person exercising powers and duties of an officer or a director, to the full extent now or hereafter permitted by law.  Further, our Bylaws set forth indemnification provisions which are substantively the same as those provided in the Florida Business Corporation Act.  Collectively, these provisions provide our officers and directors with extensive indemnification rights which, depending on the circumstances, could require us to expend substantial amounts of money on their behalf, which may materially adversely effect our financial condition.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Currently, there is no established public market for our securities, and there can be no assurances that any established public market will ever develop.

Prior to the date of this prospectus, there has not been any established trading market for our common stock, though our common stock is quoted on the OTCBB. There can be no assurances as to whether:

(i)

any market for our shares will develop;

(ii)

the prices at which our common stock will trade; or

(iii)

the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of Brick Top and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because of the anticipated lower price of the securities being registered, many brokerage firms may not be willing to effect transactions in these securities. Purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions. See “Plan of Distribution” and “Risk Factors”.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve an investor’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the investor and make a reasonable determination that the transactions in penny stocks are suitable for that investor and that that the investor has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

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the basis on which the broker or dealer made the suitability determination, and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, many broker-dealers elect not to engage in penny stock transactions, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market that may develop. The additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

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Control of the market for the security by one or a few broker-dealers that are often related to a promoter or issuer;

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Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

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“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by sales persons;

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Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

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Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

There is currently no established public market for our common stock, and there can be no assurance that any established public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities laws and regulations promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities being registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares, and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions could prohibit the secondary trading of our common stock in certain states. We currently do not intend to attempt to qualify our securities for resale in states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders. It is our understanding that the following states currently offer manual exemptions for secondary trading: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia, Wisconsin, and Wyoming. In an effort to control professional costs any additional analysis of manual or other applicable exemptions has yet to take place.  Accordingly, investors should consider the secondary market for our securities to be a limited one.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our Articles of Incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

The ability of our CEO to control our business may limit or eliminate minority shareholders’ ability to influence corporate affairs.

Our CEO owns an aggregate of approximately 74% of our outstanding common stock. Because of his stock ownership, he is in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. The interests of our CEO may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders have no way of overriding decisions made by our CEO. This level of control may also have an adverse impact on the market value of our shares because our CEO may institute or undertake transactions, policies or programs that result in losses may not take any steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease our price per share.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with voluntary compliance, we have not yet adopted these measures.

We do not currently have audit or compensation committees. As a result, these directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations as a result thereof.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

We are required to file periodic reports with the SEC which are immediately available to the public for inspection and copying (see “Where You Can Find More Information” elsewhere in this prospectus). Except during the year that our registration statement becomes effective, these reporting obligations may (in our discretion) be automatically suspended under Section 15(d) of the Securities Exchange Act of 1934 if we have less than 300 shareholders and do not file a registration statement on Form 8A. If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted. We are required to deliver periodic reports to security holders. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934 until we have both 500 or more security holders and greater than $10 million in assets. As a result, your access to information regarding our business will be limited.

We are an “emerging growth company” and we cannot be certain if we will be able to maintain such status or if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, and we intend to adopt certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may remain as an “emerging growth company” for up to five full fiscal years following our initial public offering. We would cease to be an emerging growth company, and therefore not be able to rely upon the above exemptions, if we have more than $1 billion in annual revenue in a fiscal year, we issue more than $1 billion of non-convertible debt over a three-year period, or we have more than $700 million in market value of our common stock held by non-affiliates as of any June 30 before the end of the five full fiscal years. Additionally, we cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less

attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.   For a further discussion of the JOBS Act please see the section of this Prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies.”

Under the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company.” This election will permit us to delay the adoption of new or revised accounting standards that will have different effective dates for public and private companies until such time as those standards apply to private companies. Consequently, our financial statements may not be comparable to companies that comply with public company effective dates.

For all of the foregoing reasons and others set forth herein, an investment in our securities in any market that may develop in the future involves a high degree of risk.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.  We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

Our shares are quotes on the OTCBB. All shares being offered will be sold by existing shareholders, without our involvement, on the OTCBB or in private transactions, consequently the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 7,243,500 shares of our common stock, of which 6,250,000 shares were issued to certain of the selling stockholders in connection with the 2009 Private Placement, 10,000 shares were issued to a selling stockholder under the exemption from registration provided by Section 4(2) of the Securities Act, 208,500 shares were issued to certain of the selling stockholders in connection with the 2010 Private Placement, 600,000 shares were transferred to certain of the selling stockholders from our former President in the Private Transaction, and 175,000 were issued to an accredited investor under the exemption from registration provided by Section 4(2) of the Securities Act.  The 2009 Private Placement shares and the 2010 Private Placement shares were issued in accordance with the exemption from the registration provisions of the Securities Act, provided by Section 4(2) of such Act for issuances not involving any public offering and the Regulation D promulgated thereunder. We are registering the shares to permit the selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest to, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of March 31, 2013, there are 29,754,500 shares of our common stock issued and outstanding.

The following table sets forth, as of March 31, 2012, the name of each selling stockholder, the number and percentage of shares of our common stock beneficially owned by each selling stockholder prior to the offering for resale of the shares under this prospectus, the number of shares of our common stock beneficially owned by each selling stockholder that may be offered from time to time under this prospectus, and the number and percentage of shares of our common stock beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder.

There are no agreements between the company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.  None of the selling shareholders has had a material relationship with us other than as a shareholder at any time within the past three years or has ever been one of our officers or directors.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Name of Selling Stockholder	Common Shares Owned by the Selling Stockholder	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Stockholder After Offering (1)
Thomas A. Alico	25,000	25,000	*	0
Brad Baldwin	55,000	55,000	*	0
Mody K. Boatright	100,000	100,000	*	0
Charles R. Bohon and Frances J. Bohon, JT TEN	10,000	10,000	*	0
Joseph E. Boone, M.D.	55,000	55,000	*	0
Joe M. Bradford	50,000	50,000	*	0
Gary W. Brown	162,500	162,500	*	0
Mark B. Bushka	30,000	30,000	*	0
Andrew A. Clark	102,500	102,500	*	0
William A. Craig	25,000	25,000	*	0
Miguel Doyon	50,000	50,000	*	0
John Durian	80,000	80,000	*	0
James J. Edwards	40,000	40,000	*	0
Richard Etra	90,000	90,000	*	0
Hazen S. Finnerty and Deborah M. Finnerty, JT TEN	25,000	25,000	*	0
Dominic J. Frio	20,000	20,000	*	0
Stephen E. Gately	10,000	10,000	*	0
James B. Gilman	95,000	95,000	*	0
Larry Ginsburg	103,000	103,000	*	0
Gary D. Grigg	40,000	40,000	*	0
Darwin E. Grimm	10,000	10,000	*	0
Robert W. Hamilton	140,000	140,000	*	0
Thomas R. Hart II	290,000	290,000	*	0
John L. Haubenstricker and Beth E. Haubenstricker, TEN ENT	10,000	10,000	*	0
Joel Hertz	70,000	70,000	*	0
Paul E. Hoffman	10,000	10,000	*	0
J. Lee Hopkins and Nancy Hopkins, TEN ENT	35,000	35,000	*	0
Ralph E. Howe	35,500	35,500	*	0
Joel Huddleston	25,000	25,000	*	0
David O. Hughes, Sr.	75,000	75,000	*	0
Mark B. Hughes	20,000	20,000	*	0
William F. Humbert	180,000	180,000	*	0
Gary O. Johnson	10,000	10,000	*	0
Martin K. Jones	50,000	50,000	*	0
Judson Legrand	30,000	30,000	*	0
Steven A. Lizak	10,000	10,000	*	0
Norman R. Luttbeg	10,000	10,000	*	0
Ralph R. Main	42,500	42,500	*	0
Vic Major	20,000	20,000	*	0
William Neilan	25,000	25,000	*	0
William D. Reaves, Jr.	25,000	25,000	*	0
James J. Regan and Maureen E. Regan, TEN ENT	1,407,500	1,407,500	4.8%	0
Charles Reutner	232,500	232,500	*	0
J. Michael Sabatini	20,000	20,000	*	0

Name of Selling Stockholder	Common Shares Owned by the Selling Stockholder	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Stockholder After Offering (1)
Donald Schoenfeld	50,000	50,000	*	0
Judd Schwartz	10,000	10,000	*	0
James R. Simcox	50,000	50,000	*	0
Howard R. Simmons	30,000	30,000	*	0
Charles M. Thompson	75,000	75,000	*	0
Noble Thompson IV	90,000	90,000	*	0
James Vipond	25,000	25,000	*	0
Larry Vipond	100,000	100,000	*	0
William K. Walden and Florence A. Walden, TEN ENT	1,750,000	1,750,000	5.9%	0
Jack Walters	100,000	100,000	*	0
Leroy M. Wernette, Jr.	50,000	50,000	*	0
Gary L. White	117,500	117,500	*	0
Thomas D. Wilson	25,000	25,000	*	0
Dale J. Wood	110,000	110,000	*	0
Richard A. Wood	10,000	10,000	*	0
Marty Riback	75,000	75,000	*	0
Mitchell Riback	75,000	75,000	*	0
Roger Nesbitt	150,000	150,000	*	0
Steven Gately	200,000	200,000	*	0
David Shively	25,000	25,000	*	0
James Regan	50,000	50,000	*	0
Cindy Riback	25,000	25,000	*	0
James J. Lux	100,000	100,000	*	0

*     less than 1% Based on 29,754,500 shares outstanding at March 31, 2013.

(1)  assumes the selling stockholders sell all shares of common stock registered under this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

to cover short sales made after the date that this registration statement is declared effective by the SEC;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•

any other method permitted pursuant to applicable law; and

•

a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon a selling stockholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such stockholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the donees, assignees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed any necessary supplements to this prospectus under Rule 424(b), or other applicable provisions of the Securities Act, supplementing or amending the list of selling stockholders to include such donee, assignee, transferee, pledgee, or other successor-in-interest as a selling stockholder under this prospectus.

The selling stockholders may be deemed to be “underwriters.”  In the event that the selling stockholders are deemed to be “underwriters,” any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement for his/her own account for investment and not for the benefit of any other person and not with a view to distribute or sell in violation of the Securities Act or any state securities laws or rules and regulations promulgated thereunder.

If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resale of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF BUSINESS

Introduction

Brick Top Productions, Inc., is a corporation organized on February 20, 2009, under the laws of the State of Florida.  The Company was organized for the purpose of financing, producing and distributing to third parties one or more television series and feature films to be licensed for exploitation in domestic and international theatrical, television, cable, home video and pay per view markets.  We will need to raise additional capital to implement our current business plan.

We have completed pre-production and post-production of a television pilot titled “The Doorman”.  The Doorman is our only project to date; we have not acquired the rights to any other screenplays.  We are actively interviewing persons to serve as a show runner for the pilot.  A “show runner” is a person that is responsible for presenting a television pilot or idea for sale to major television networks through his or her professional industry contacts. Show runners are only paid if and when a show is sold to a network, at which point we would receive revenue. The show runner’s compensation would be a predetermined fee set in his or her agreement with the company. This fee will be anywhere from 3 to 5% of the total commitment that the network will pay for the project. This process can take anywhere from approximately 3 months to as long as 36 months from the date of project completion. Nicholas Turturro, the writer and producer of the pilot, has estimated that the project will be marketable for approximately 4 to 6 years, at which point the market demand for the actors associated with the project may become stale. The company intends to market the project for four to six years based on Mr. Turturro’s opinion. This opinion is based solely on Mr. Turturro’s past industry experience. Mr. Turturro’s opinion may prove to be incorrect and the project may not be marketable for as long as he believes it will.

We have reviewed and are discussing the acquisition of the rights to a screenplay written by Nicholas Turturro titled “Bless Me Father.” We intend to finance, produce and sell the distribution rights once we have the additional capital necessary to do so. We expect total project costs to be approximately $300,000. We would expect this project to be facilitated either through our subsidiary York Productions LLC, or a newly organized subsidiary. The budget for this project would consist of approximately $17,000 for writers and scripts, $10,000 for a Line Producer, $30,000 for a Director, $105,000 for the cast, $10,000 for travel/living expenses, $17,000 for production staff, $10,000 for set design and construction, $5,0000 for lighting, $10,000 for camera and sound operators, $12,000 for wardrobe and hair/makeup, $22,000 for transportation, $27,000 for locations/unit expenses and $25,000 for post-production, editing  and music. While we believe the acquisition of the rights to “Bless Me Father” would require no initial cost based on Mr. Turturro’s existing relationship with the current owner, who would be compensated 20 percent of any profit generated by the project, at this point we have neither acquired said rights nor entered into a contract to acquire said rights, so there can be no guarantee that we will be able to acquire said rights or that we will be able to acquire them on the foregoing terms. We can begin development as soon as we raise the additional necessary capital required to fund this project. This project would take approximately 6 months from acquisition of the rights to completion of post-production. Upon completion we would attempt to pre-sell the distribution rights abroad, at no additional cost to the Company in order to generate revenue and fully or partially cover the costs of the project. This phase of the project would take approximately 90 - 120 days to complete if successful.

We are actively seeking additional opportunities to finance television and film projects.  Ultimately, our goal is to pursue the production of one or more feature films utilizing prominent actors.  The costs of such projects typically range from approximately $200,000 to as much as $10,000,000 and can take as little as 3 months to as long as 1 year to complete. Major television and film projects often provide the opportunity to pre-sell exclusive distribution rights to overseas territories, thereby hedging part of the project cost.  At any given time there are thousands of scripts for screenplays that are circulating throughout the motion picture industry, all of which are seeking financing, production and/ or distribution. Overseas territories will pay for the exclusive rights to distribute a particular film. These rights can be pre-sold to hedge the cost of the film. There is no determining body that sets the pricing. There is a constantly changing guideline that is determined by an actor’s marketability and what his or her films have recently commanded for distribution rights. This merely represents a set of guidelines that is a starting point for negotiations. Initially this will be our primary method of distribution. In the event we are able to pre-sell international distribution rights for a project we will then look to secure domestic distribution of the project. Our goal is to raise capital through an equity offering which will enable us to acquire the rights to finance, produce and contract distribution of these projects. The costs will vary per project, determined by the level of talent, location and scope of the production. The pre-sale of distribution rights is applicable only to full length feature film projects and does not apply to television projects such as The Doorman.

We have explored and negotiated an agreement for the construction of a platform necessary to disseminate content (a series of 5-10 minute shorts) via a smart phone application.  We already have over 75 minutes of completed footage from filming “The Doorman”.  The estimated cost is approximately $50,000. The first step is analysis and design which will cost $6,000 and take approximately 2 weeks. The development (coding) will cost $30,000 and take approximately 2 months to complete. The quality control will cost $10,000 and take approximately 1 week. The final step is deployment which will cost $4,000 and will be completed in three days. We will require additional capital to complete this project. Our goal is to advertise our link through various social networking sites which will drive traffic to our site which in turn will create a desirable advertising venue. This part of the project will not require additional capital and will take approximately 3 to 5 months. We anticipate this entire process to take approximately 6 to 8 months from start to completion at which time we would expect it to begin generating revenue.

On April 4, 2009, we entered into an Option Agreement with Jonathan Christopher, LLC (the “Option Agreement”).  Pursuant to the terms of the Option Agreement, we paid Jonathan Christopher, LLC $189,000 for rights to acquire its screenplays that could be produced into commercially salable motion pictures. The amount paid was to be refunded to us in the event we elected not to exercise our option to acquire said screenplays. Prior to the end of fiscal 2009, we terminated our rights under the Option Agreement.

The Initial Project – “The Doorman”

Our CEO was introduced to Nicholas Turturro through a friend who was a childhood friend of Mr. Turturro’s cousin.  Mr. Turturro was searching for financing to film a television pilot titled The Doorman.  The pilot is about his experiences as a New York City doorman while trying to become an actor.  After extensive discussions, the parties elected to move forward with the project. In June 2010, we acquired the rights to the project from Mr. Turturro’s company Nick Nick, Inc., through our majority-owned subsidiary York Productions, LLC. We completed the process of developing the screenplay into a television pilot in September 2010. The total cost was approximately $85,000. The screenplay was written by Nicholas Turturro, who was involved in the development and production of the project, and is involved in its marketing. We are in the process of hiring a show runner in the Hollywood, CA area in an effort to sell The Doorman project to a television network. Show runners are paid only when the show is sold to a network at which point we would receive revenue. This process can take anywhere from approximately 3 months to as long as 36 months from the date of project completion.  Nicholas Turturro has estimated that the project will be marketable for approximately 4 to 6 years from the date of this prospectus, at which point the market demand for the actors associated with the project may become stale. This opinion is based solely on Mr. Turturro’s past industry experience. If we are able to sell the rights to The Doorman the proceeds received would likely provide the capital necessary to complete a full season of episodes (approximately 10-12).

Nicolas Turturro

Nicholas is an accomplished American film, television and on-stage character actor. He has garnered an Emmy nomination for a role played on the TV program NYPD Blue, and has acted in numerous feature films, one of which is currently in pre-production and another of which is in post-production.  Mr. Turturro plays the lead character in the pilot The Doorman, and produced the pilot through his company Nick Nick, Inc.

Mr. Turturro has an ownership interest, through Nick Nick, Inc., in our majority-owned subsidiary York Productions, LLC, but is not currently under contract to provide further services to the Company.

Description of The Doorman

The Doorman is an urban dramatic comedy set in New York City. It is centered on the life experiences of a doorman at a historic and upscale Central Park South hotel. The doorman and his colorful cast of friends, through interactions with one another and the hotel’s upper class celebrity and high society guests, provide a unique perspective of everyday life in the big city and of the similarities and distinctions between the classes. Mr. Turturro often describes the project as a mix between Diner and Swingers.

Investment Structure

The rights to The Doorman are owned by York Productions, LLC, a Florida limited liability company (“York Productions”). Our principals serve as the managers of York Productions, and control the company’s financing and day to day operations.

In consideration for a 40% interest in York Productions Mr. Turturro contributed all rights to The Doorman project to the company.  We received a 60% interest in York Productions in consideration for our obligation to fund the pre-production, production, and post production of the pilot, at a total cost of approximately $75,000.

Any proceeds generated from the pilot will be allocated pro-rata among the Company and Mr. Turturro. The foregoing terms are the result of arms-length negotiations among the parties involved.

Competition

We face stiff competition from other participants in the television and motion picture business, including major networks such as ABC, NBC, CBS, for example, and major studios such as Sony, Miramax, Paramount Pictures Corporation, Universal Pictures, and Columbia Pictures, for example, which have access to funding substantially greater than that which is available to us.

Employees

As of the date of this prospectus our two officers are our only employees. Additional employees will be hired in the future as our business expands.

Properties

We do not own any real property. We maintain office space at 433 Plaza Real, Suite 275, Boca Raton, Florida 33432, pursuant to the terms of a virtual office agreement with Regus Management Group, LLC, providing for rental payments of $1,107 per month. The term of the office lease expires on October 31, 2013.

Legal Proceedings.

None.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Active Public Market for Common Stock.

Our shares are currently quoted on the OTCBB.  There can be no assurances that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have 71 holders of record of our common stock.

Rule 144 Shares

Rule 144 provides that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six months (if the issuer is a reporting company) or 12 months (if the issuer is a non-reporting company, as is the case herein), may, under certain conditions, sell all or any of his shares without volume limitation.  Affiliates, however, may not sell shares in excess of 1% of the Company’s outstanding common stock in any three month period. As a result of revisions to Rule 144 which became effective on February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for the 3 months prior to sale) after the restricted securities have been held by the owner for the aforementioned prescribed period of time. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.  Currently, approximately 7,395,000 shares of our common stock are subject to sale under Rule 144 without restriction.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

Principles of Consolidation. The consolidated financial statements of Company include the accounts of Brick Top Productions and its majority-owned subsidiary, York Productions, LLC. All significant intercompany balances and transactions have been eliminated.

Income Taxes. The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date. The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

Development Stage Company.  The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification. The Company is still devoting substantially all of its efforts on establishing the business and, therefore, still qualifies as a development stage company. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Capitalized Pilot Costs - Film Property and Screenplay Rights.  The Company capitalizes costs it incurs to buy film or transcripts that will later be marketed or be used in the production of films according to ASC 926, Entertainment – Films. The Company will begin to amortize capitalized film cost when a film is released and it begins to recognize revenue from the film.

Non-Controlling Interest.  The Company follows paragraph 810-10-65-1 of the FASB Accounting Standards Codification to report the non-controlling interest in York Productions, LLC, its majority owned subsidiary in the consolidated statements of balance sheets within the equity section, separately from the Company’s stockholders’ equity.  Non-controlling interest represents the non-controlling interest holder’s proportionate share of the equity of the Company’s majority-owned subsidiary, York Productions, LLC.  Non-controlling interest is adjusted for the non-controlling interest holder’s proportionate share of the earnings or losses and other comprehensive income (loss) and the non-controlling interest continues to be attributed its share of losses even if that attribution results in a deficit non-controlling interest balance.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Jumpstart Our Business Startups Act of 2012. The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company.” This election will permit us to delay the adoption of new or revised accounting standards that will have different effective dates for public and private companies until such time as those standards apply to private companies.   Upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt said accounting standard.  We may take advantage of the extended transition period until the first to occur of the date we (i) are no longer an “emerging growth company” or (ii) affirmatively and irrevocably opt out of the extended transition period.  Consequently, our financial statements may not be comparable to companies that comply with public company effective dates.

For additional discussion regarding the JOBS Act and the exemptions available to “emerging growth companies” thereunder, please refer to the risk factor entitled “We are an “emerging growth company” and we cannot be certain if we will be able to maintain such status or if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors” contained in the section of this Prospectus entitled “Risk Factors.”

Results of Operations for the Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

		Year Ended December 31,				Period from February 20, 2009 (Inception) to December 31, 2012
		2011		2010
Revenue	$	Nil	$	Nil	$	Nil
Operating Expenses		$(141,361)		$(311,641)		$(967,868)
Net Loss from Operations before non-controlling interest		$(141,361)		$(311,641)		$(967,868)
Net Loss attributable to non-controlling interest		$-		$-		$(9)
Net Loss attributable to Brick Top Productions stockholders		$(141,361)		$(311,641)		$(967,868)

Revenues for the year ended December 31, 2012 were $0 as compared to $0 for the year ended December 31, 2011. Our future revenue plan is dependent on our ability to effectively market The Doorman pilot and close new viable acquisitions of film rights.

General and administrative expenses for the year ended December 31, 2012 were $16,023 compared to $55,411 for the year ended December 31, 2011.   The Company has realized a net loss of $141,361 for the year ended December 31, 2012 compared to a net loss of $311,641 for the year ended December 31, 2011.

Liquidity and Capital Resources

	Year Ended December 31, 2012	Year Ended December 31, 2011	For the Period from February 20, 2009 (Inception) to December 31, 2012
Net Cash (Used In) Provided by Operating Activities	$(103,703)	$(155,073)	$(767,640)
Net Cash Used in Investing Activities	$(840)	$(18,202)	$(301,828)
Net Cash (Used In) Provided by Financing Activities	$53,297	$170,094	$1,072,622
Net Increase (Decrease) in Cash	$(51,246)	$(3,181)	$3,154

As of December 31, 2012, our total assets were $303,262 and our total liabilities were $247,015 and we had negative working capital of $(243,861). Our financial statements report a net loss of $141,361 for the year ended December 31, 2012, a net loss of $311,641 for the year ended December 31, 2012, a net loss of $967,859 for the period from February 20, 2009 (date of inception) to December 31, 2012.

Pursuant to the terms of our employment agreement with Mr. Bafer, we are obligated to pay Mr. Bafer $150,000 per year. On October 1, 2011, Mr. Bafer agreed to waive future base salary under his employment agreement, until further notice, in an effort to reduce our operating expenses.  Prior to that, we did not have sufficient cash flows to make the required payments under the agreement and therefore accrued all unpaid salary until such time we generate revenues from operations or raise additional capital through one or more financing transactions.

We have suffered recurring losses from operations. The continuation of our company is dependent upon our company attaining and maintaining profitable operations and raising additional capital as needed. In this regard, we have raised additional capital through equity offerings and loan transactions, and, in the short term, will seek to raise additional capital in such manners to fund our operations.  We do not currently have any third party financing available in the form of loans, advances, or commitments.  Our officers and shareholders have not made any written or oral agreement to provide us additional financing.  There can be no assurance that we will be able to continue to raise capital on terms and conditions that are deemed acceptable to us.

Off Balance Sheet Arrangements

As of March 31, 2013, there were no off balance sheet arrangements.

Jumpstart Our Business Startups Act of 2012

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company.” This election will permit us to delay the adoption of new or revised accounting standards that will have different effective dates for public and private companies until such time as those standards apply to private companies. Consequently, our financial statements may not be comparable to companies that comply with public company effective dates.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is the name, age, and positions held by our two executive officers and directors:

Name	Age	Position(s) and Office(s) Held
Alexander Bafer	39	Chief Executive Officer, Chief Financial Officer, and Director
Gary D. Alexander	60	Vice President and Director

Set forth below is a brief description of the background and business experience of our current executive officers and directors.

Alexander Bafer.  Mr. Bafer is a founder of the Company and has served as its Chief Executive Officer, Chief Financial Officer and a Director since February 2009.  Mr. Bafer began his career in the financial industry in mid-1990's and joined Merrill Lynch in New York, NY in 1996 where he assisted in the management of a $500 million portfolio, and acquired a Series 7 license, Series 63 license, Series 65 license, and health and life insurance licenses.  Thereafter Mr. Bafer accepted employment as a Senior Account Executive with Preferred Securities Group in Boca Raton, Florida, where he was ultimately promoted to President and Managing Director of the Firm's 3 trading offices, 50 registered representatives, and numerous support personnel.  Mr. Bafer then accepted a position as a fund manager with United Capital Management in Ft. Lauderdale, Florida, where he was closely involved in all aspects of organizing and managing a hedge fund.  Mr. Bafer then served as the Vice President of Guaranteed Mortgage Bankers where he was responsible for managing and training a sales staff of 75 in 6 separate multi-state offices.  After a brief period as a mortgage banker with Royal Bank of Canada, Mr. Bafer assumed the role of Executive Vice President of Investor Relations with Digikidz, a children's media company, where he was involved in raising capital for the company.  In addition, for much of his career Mr. Bafer has been involved with Investment Management of America, a venture capital firm and incubator, where he has been instrumental in raising capital for several start-up ventures.  For the last five years Mr. Bafer has focused his attention on the operations of the Company and trading securities for his own account.  Mr. Bafer received a B.S. degree in Pre-Law from St. John's University in 1995, graduating in the top four percent of his class.  Mr. Bafer has voluntarily allowed his securities licenses to expire.

Gary D. Alexander.  Mr. Alexander serves as our Vice President and a Director, positions to which he was appointed in January 2013.  Mr. Alexander is currently founder and chairman of Tech River Investment, LLC a Florida based private equity firm. He has more than 30 years of experience in the fields of accounting and investments. Mr. Alexander’s knowledge and skills include initiating public and private offerings for small companies, professional accounting services with “go-public” transactions, private placements syndication, mergers, and acquisitions. In addition, Mr. Alexander has extensive experience in forensic and reconstructive accounting and litigation matters. He has appeared with counsel in mediation and/or with a special master representing NASD broker-dealers as an auditor and consultant. He has also led and participated in projects in other fields, including the petroleum industry, internet services, telephone and VoIP industries, medical facilities, and the entertainment and music industry. Additionally, in December 2011, Mr. Alexander was appointed and currently serves as director, corporate secretary and treasurer of The Renewable Corporation, a manufacturer and distributor of innovative and proprietary surface coatings and nano-bonding products.  Beginning March 2004, Mr. Alexander was president of Treasure Coast Private Equity, a Florida based private equity firm that specialized in providing debt and equity resources for privately owned business seeking expansion capital. In December 2011, the Company was combined with Technology River Investments, Mr. Alexander’s current firm. From November 2005 to March 2006, Mr. Alexander was acting chief financial officer for Jet First, Inc. located in West Palm Beach, Florida. In 2007 Mr. Alexander became a director of FirstPlus Financial Group, and thereafter became the company’s Chief Financial Officer.  In 2008 FirstPlus Financial Group filed a petition under Federal bankruptcy laws.  From November 2006 to April 2007, Mr. Alexander was acting chief financial officer of Air Rutter International, LLC and Airspace, LLC located in Long Beach, California. Jet First, Air Rutter and Airspace were engaged in the business of private jet charter and aircraft management. From April 1982 through December 2006 Mr. Alexander owned and operated a successful CPA practice. Mr. Alexander holds a Bachelor of Business Administration (Accounting) degree from Florida Atlantic University.

Directors

Mr. Alexander is our only independent Director. Our Directors are appointed for a one-year term to hold office until the next annual meeting of our shareholders and until a successor is appointed and qualified, or until their removal, resignation, or death.

Board Committees

Our Board of Directors has not yet appointed an audit committee, a compensation committee, or a nominating and corporate governance committee due to the small size of the Company and our Board. We have no current plans to establish an independent audit committee, compensation committee or corporate governance committee.

Code of Ethics

We do not currently have a Code of Ethics that applies to employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We plan to adopt a Code of Ethics in near future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alexander Bafer,	2012	0	0	0	0	0	0	0	0
CEO, CFO, & Director	2011	$112,500(1)	0	0	0	0	0	0	$112,500(1)

Christopher Leone, President & Director	2012	0	0	0	0	0	0	0	0
(resigned in September 2011)	2011	$100,000(2)	0	0	0	0	0	0	$100,000(2)

(1)  $87,500 of Mr. Bafer’s salary in 2011 was earned but not paid, and has been accrued by the Company.

(2)  $62,500 of Mr. Leone’s salary in 2011 was earned but not paid, and has been accrued by the Company.

Employment Agreements

On September 21, 2010, we entered into an employment agreement with Alexander Bafer under which he agreed to serve as our Chief Executive Officer.  The employment agreement provides for three year term, subject to Mr. Bafer’s option to extend the term by an additional three year period.  The agreement provides for a base salary of $150,000 per year and a discretionary bonus in the amount of up to 150% of the base salary, payable quarterly.  The agreement is subject to termination by the Company for cause and also in the event of Mr. Bafer’s death or disability.  Mr. Bafer may terminate the agreement if within two years of a change in control any of the following events occurs: (i) a material diminution of the employee's responsibilities, as compared with the employee’s responsibilities immediately prior to the change in control; (ii) any reduction in the sum of employee's base salary or bonus as of the date immediately prior to the change in control; (iii) any failure to provide the employee with benefits at least as favorable as those enjoyed by similarly situated senior corporate officers at the Company under the Company's pension, life insurance, medical, health and accident, disability or other written employee plans under which the form and/or amounts of benefits are prescribed in applicable documents; (iv) any relocation of the employee's principal site of employment to a location more than 25 miles from the employee's principal site of employment as of the date immediately prior to the change in control; or (v) any material breach of the agreement on the part of the Company.  In the event of a termination as a result of a change of control, Mr. Bafer would be entitled to the following:  (i) a lump sum payment within ninety (90) days of such termination in an amount equal to 2.9 times the base salary; (ii) reimbursement for expenses accrued through the date of termination; (iii) a bonus within ninety (90) days of such termination in an amount equal to 150% of the bonus received by employee, if any, during the year immediately prior to such termination; (iii) all benefits as would have been awarded under the agreement  through the expiration of the term thereof; and (iv) payment sufficient to provide for a gross-up of any excise, income, and other taxes resulting from imposition of the parachute penalties of the Internal Revenue Code or applicable state tax laws.  The agreement contains customary confidentiality and indemnification provisions.  For the fiscal year ending December 2011, Mr. Bafer has been paid $25,000 in salary, has an additional $87,500 of salary accrued, and has not received a bonus. As of October 1, 2011, Mr. Bafer agreed to waive future base salary under his employment agreement, until further notice, in an effort to reduce our operating expenses. Mr. Bafer was not been paid any salary in 2012.

Outstanding Equity Awards At Fiscal Year-end Table

At the end of our last completed fiscal year, our named executive officers did not have any outstanding unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

Neither of our directors receives any compensation for his service as a director of the Company.

Background and Qualifications of Directors.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. As more specifically described in the biographies set forth above, our directors possess relevant knowledge and experience in the finance, accounting and business fields generally, which we believe enhances the Board’s ability to oversee, evaluate and direct our overall corporate strategy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2013 the number of the Company’s common stock beneficially owned by persons who own five percent or more of the Company’s voting stock, by each director, by each executive officer, and by all executive officers and directors as a group. The table presented below includes shares issued and outstanding and options exercisable within 60 days.

Name and address of beneficial owner	Amount of beneficial ownership	Percent of class*
Alexander Bafer, CEO, CFO, and Director	21,900,000	73.6%
Gary D. Alexander, Vice President and Director	0	0%
William K. Walden and Florence A. Walden, TEN ENT	1,750,000	5.9%
Total all executive officers and directors	21,900,000	73.6%

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction

From time to time our sole executive officer has advanced funds to us for working capital purposes.  In 2010 we issued a note payable of $56,000, due on demand and non-interest bearing, to our sole executive officer to evidence said advances.  The note remains outstanding in the principal amount of $55,797.

Review, Approval and Ratification of Related Party Transaction

Given our small size and limited financial resources, we had not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, directors and significant shareholders. However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

DESCRIPTION OF SECURITIES

Common Stock

We have authorized 100,000,000 shares of common stock, par value of $0.0001 per share, of which 29,754,500 shares were outstanding as of March 31, 2013.

Voting Rights

Holders of common stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors.  There is no right to cumulative voting in the election of directors.  Except where a greater requirement is provided by statute or by the Articles of Incorporation, or by the Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of a majority of the outstanding shares of the our common voting stock shall constitute a quorum for the transaction of business.  Action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless our Articles of Incorporation or the Florida Business Corporation Act (“FBCA”) requires a greater number of affirmative votes.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends.  The FBCA, however, prohibits us from declaring dividends where after giving effect to the distribution of the dividend: (i) we would not be able to pay our debts as they become due in the usual course of business; or (ii) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.  We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Pre-emptive Rights

Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Share Purchase Warrants

We do not have any outstanding warrants to purchase shares of our common stock.

Options

We do not have any outstanding options to purchase shares of our common stock.

Convertible Securities

We do not have any outstanding securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer. The transfer agent’s address is 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760 and its telephone number is (727) 289-0010.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the common stock being offered hereby has been passed upon by Roetzel & Andress.

Li & Company, PC, certified public accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  The report of Li & Company, PC is included in reliance upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E. Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our Articles of Incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

BRICK TOP PRODUCTIONS, INC.

(A Development Stage Company)

Index to the Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets at December 31, 2012 and 2011	F-3

Consolidated Statements of Operations for the Year Ended December 31, 2012 and 2011 and for the Period from February 20, 2009 (Inception) through December 31, 2012	F-4

Consolidated Statement of Equity for the Period from February 20, 2009 (Inception) through December 31, 2012	F-5

Consolidated Statements of Cash Flows for the Year Ended December 31, 2012 and 2011 and for the Period from February 20, 2009 (Inception) through December 31, 2012	F-6

Notes to the Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Brick Top Productions, Inc.

(A development stage company)

Cincinnati, Ohio

We have audited the accompanying consolidated balance sheets of Brick Top Productions, Inc., a development stage company, (the “Company”), as of December 31, 2012 and 2011 and the related consolidated statements of operations, equity and cash flows for the years then ended, and for the period from February 20, 2009 (inception) through December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, equity and cash flows for the years then ended, and for the period from February 20, 2009 (inception) through December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has a deficit accumulated during the development stage at December 31, 2012 and had a net loss and net cash used in operating activities for the year then ended, respectively with no revenue earned since inception, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li andCompany, PC

Li and Company, PC

Skillman, New Jersey

April 15, 2013

See accompanying notes to the consolidated financial statements.

BRICK TOP PRODUCTIONS, INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
ASSETS

CURRENT ASSETS

Cash	$3,154	$54,400
Total Current Assets	3,154	54,400

COMPUTER EQUIPMENT
Computer equipment	8,897	8,057
Accumulated depreciation	(3,934)	(1,472)
Computer Equipment, net	4,963	6,585

CAPITALIZED PILOT COSTS, net	292,931	292,931

DEPOSITS	2,214	2,214
TOTAL ASSETS	$303,262	$356,130

LIABILITIES AND EQUITY

CURRENT LIABILITIES

Accrued expenses	$186,218	$151,022
Advances from stockholders	60,797	56,000

Total Current Liabilities	247,015	207,022

TOTAL LIABILITIES	247,015	207,022

EQUITY

BRICK TOP PRODUCTIONS, INC. STOCKHOLDERS’ EQUITY

Preferred stock: $0.0001 par value, 10,000,000 shares authorized; none issued or outstanding	-	-
Common stock: $0.0001 par value, 100,000,000 shares authorized; 29,692,000 and 29,643,500 shares issued and outstanding, respectively	2,969	2,964
Additional paid-in capital	1,021,146	972,651
Deficit accumulated during the development stage	(967,859)	(826,498
Total Brick Top Productions, Inc. Stockholders’ Equity	56,256	149,117

NON-CONTROLLING INTEREST IN SUBSIDIARY	(9)	(9)

Total Equity	56,247	149,108

TOTAL LIABILITIES AND EQUITY	$303,262	$356,130

See accompanying notes to the consolidated financial statements.

BRICK TOP PRODUCTIONS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011	For the Period from February 20, 2009, (Inception) through December 31, 2012	For the Period from February 20, 2009, (Inception) through December 31, 2011

Revenue	$-	$-	$-	$-

Operating expenses:

Compensation	-	200,000	383,790	383,790
Professional fees	109,982	41,802	248,964	138,982
Marketing	-	5,000	41,777	41,777
Bad debt	-	-	99,000	99,000
Rent	15,356	9,428	84,918	69,562
General and administrative	16,023	55,411	109,419	93,396

Total operating expenses	141,361	311,641	967,868	826,507

Loss before income tax provision and non-controlling interest	(141,361)	(311,641)	(967,868)	(826,507)

Income tax provision	-	-	-	-

Net loss before non-controlling interest	(141,361)	(311,641)	(967,868)	(826,507)
Net loss attributable to non-controlling interest	-	-	(9)	(9)

Net loss attributable to Brick Top Productions, Inc. stockholders	$(141,361)	$(311,641)	$(967,859)	$(826,498)

Net loss per common share, basic and diluted	$(0.00)	$(0.01)

Weighted average common shares outstanding, basic and diluted	29,655,974	29,553,498

See accompanying notes to the consolidated financial statements.

BRICK TOP PRODUCTIONS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF EQUITY

For the period from February 20, 2009 (Inception) through December 31, 2012

				DEFICIT	BRICK TOP
	COMMON STOCK:			ACCUMULATED	PRODUCTIONS,
	$0.0001 PAR VALUE		ADDITIONAL	DURING THE	INC.	NON-
	NO. OF		PAID IN	DEVELOPMENT	STOCKHOLDERS’	CONTROLLING	TOTAL
	SHARES	AMOUNT	CAPITAL	STAGE	EQUITY	INTEREST	EQUITY
Founder’s Stock, February 20, 2009	22,900,000	$2,290	$-	$-	$2,290	$-	$2,290

Stock issued for consulting, February 2009	100,000	10	9,990		10,000		10,000

Stock issued for cash at $0.10 per share, February through December 2009, net of costs of $15,240	6,250,000	625	609,135		609,760		609,760

Stock issued for cash at $1.00 per share, in December 2009	10,000	1	9,999		10,000		10,000

Net Loss				(354,362)	(354,362)		(354,362)

Balance, December 31, 2009	29,260,000	2,926	629,124	(354,362)	277,688	-	277,688

Stock issued for cash at $1.00 per share, January through December 2010, net of costs of $35,029	208,500	21	173,450		173,471		173,471

Net Loss				(160,495)	(160,495)	(9)	(160,504)

Balance, December 31, 2010	29,468,500	2,947	802,574	(514,857)	290,664	(9)	290,655

Stock issued for cash at $1.00 per share, June through December 2011, net of costs of $4,906	175,000	17	170,077		170,094		170,094

Net Loss				(311,641)	(311,641)	-	(311,641)

Balance, December 31, 2011	29,643,500	2,964	972,651	(826,498)	149,117	(9)	149,108

Stock issued for cash at $1.00 per share, September 2012	35,000	4	34,996	-	35,000	-	35,000

Stock issued for cash at $1.00 per share, November 2012	13,500	1	13,499	-	13,500	-	13,500

Net Loss				(141,361)	(141,361)	-	(141,361)

Balance, December 31, 2012	29,692,000	$2,969	$1,021,146	$(967,859)	$56,256	$(9)	$56,247

See accompanying notes to the consolidated financial statements.

BRICK TOP PRODUCTIONS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011	For the Period from February 20, 2009, (Inception) through September 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(141,361)	$(311,641)	$(967,868)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	-	-	12,290
Bad debt expense	-	-	99,000
Depreciation	2,463	642	3,935

Changes in operating assets and liabilities:
Prepaid expenses	-	17,191	-
Other current assets	-	-	(99,000)
Deposits	-	(62)4	(2,214)
Accrued expenses	35,195	139,359	186,217

Net cash used in operating activities	(103,703)	(155,073)	(767,640)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of computer equipment	(840)	(5,436)	(8,897)
Capitalized pilot costs	-	(12,766)	(292,931)

Net cash used in investing activities	(840)	(18,202)	(301,828)

CASH FLOWS FROM FINANCING ACTIVITIES

Cash proceeds from sale of stock, net of costs	48,500	170,094	1,011,825
Advances from stockholders	4,797	-	60,797

Net cash provided by financing activities	53,297	170,094	1,072,622

CASH RECONCILIATION

Net change in cash	(51,246)	(3,181)	3,154
Cash, beginning of period	54,400	57,581	-

CASH, END OF PERIOD	$3,154	$54,400	$3,154

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$-	$-	$-
Income tax paid	$-	$-	$-

See accompanying notes to the consolidated financial statements.

Brick Top Productions, Inc.

(A Development Stage Company)

December 31, 2012 and 2011

Notes to the Consolidated Financial Statements

Note 1 - Organization and Operations

Brick Top Productions, Inc.

Brick Top Productions, Inc. (the “Company”) was incorporated under the laws of the State of Florida on February 20, 2009 under the name “York Entertainment, Inc.”

Acquisition of a Majority Equity Interest of York Productions, LLC

York Productions, LLC (“York” or “LLC”) was organized under the laws of the State of Florida on October 22, 2008. On June 1, 2010, the Company acquired 6,000 Class A units of York Productions, LLC for $75,000, representing a 60% equity interest.  Prior to June 1, 2010 (the date of acquisition) York Productions, LLC was inactive. Initial operations of the LLC have included organization and incorporation, target market identification, new product development, marketing plans, and capital formation.  A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace.

The Company has not yet currently commenced its planned principal operations of producing motion pictures.

Note 2 - Summary of Significant Accounting Policies

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The Company applies the guidance of Topic 810 “Consolidation” of the FASB Accounting Standards Codification to determine whether and how to consolidate another entity.  Pursuant to ASC Paragraph 810-10-15-10 all majority-owned subsidiaries—all entities in which a parent has a controlling financial interest—shall be consolidated except (1) when control does not rest with the parent, the majority owner; (2) if the parent is a broker-dealer within the scope of Topic 940 and control is likely to be temporary; (3) consolidation by an investment company within the scope of Topic 946 of a non-investment-company investee.  Pursuant to ASC Paragraph 810-10-15-8 the usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity is a condition pointing toward consolidation.  The power to control may also exist with a lesser percentage of ownership, for example, by contract, lease, agreement with other stockholders, or by court decree. The Company consolidates all less-than-majority-owned subsidiaries, in which the parent’s power to control exists.

The Company’s consolidated subsidiaries and/or entities are as follows:

Name of consolidated subsidiary or entity	State or other jurisdiction of incorporation or organization	Date of incorporation formation or (date of acquisition, if applicable)	Attributable interest
York Productions, LLC	The State of Florida	October 22, 2008 (June 1, 2010)	60%

The consolidated financial statements include all accounts of the Company and the consolidated subsidiary as of the reporting period ending date(s) and for the reporting period(s) then ended.

All inter-company balances and transactions have been eliminated.

Development Stage Company

The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification. The Company is still devoting substantially all of its efforts on establishing the business and, therefore, still qualifies as a development stage company. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; the carrying value, recoverability and impairment, if any, of long-lived assets, including the values assigned to and the estimated useful lives of computer equipment and capitalized pilot costs; income tax rate, income tax provision and valuation allowance of deferred tax assets; and the assumption that the Company will continue as a going concern.  Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Business Combination

In accordance with section 805-10-05 of the FASB Accounting Standards Codification the Company allocates the purchase price of acquired entities to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values.

Management makes estimates of fair values based upon assumptions believed to be reasonable. These estimates are based on historical experience and information obtained from the management of the acquired companies. Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from revenues, customer relationships, key management and market positions, assumptions about the period of time the acquired trade names will continue to be used in the Company’s combined product portfolio, and discount rates used to establish fair value. These estimates are inherently uncertain and unpredictable.  Assumptions may be incomplete.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses, approximate their fair values because of the short maturity of these instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

It is not, however, practical to determine the fair value of advances from stockholders, if any, due to their related party nature.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company has adopted paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which include computer equipment and capitalized pilot costs are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; and (v) regulatory changes.  The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Management will periodically review the recoverability of the capitalized pilot costs. Management takes into consideration various information. If it is determined that a project or property will be abandoned, or its carrying value impaired, a provision will be made for any expected loss on the project or property.

The impairment charges, if any, is included in operating expenses in the accompanying statements of operations.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Computer Equipment

Computer equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of computer equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives of five (5). Upon sale or retirement of computer equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations.

Capitalized Pilot Costs - Film Property and Screenplay Rights

The Company capitalizes costs it incurs to buy film or transcripts that will later be marketed or be used in the production of films according to ASC 926, Entertainment – Films. The Company will begin to amortize capitalized film cost when a film is released and it begins to recognize revenue from the film.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. mounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitment and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.  Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Non-Controlling Interest

The Company follows paragraph 810-10-65-1 of the FASB Accounting Standards Codification to report the non-controlling interest in York Productions, LLC, its majority owned subsidiary in the consolidated statements of balance sheets within the equity section, separately from the Company’s stockholders’ equity.  Non-controlling interest represents the non-controlling interest holder’s proportionate share of the equity of the Company’s majority-owned subsidiary, York Productions, LLC.  Non-controlling interest is adjusted for the non-controlling interest holder’s proportionate share of the earnings or losses and other comprehensive income (loss) and the non-controlling interest continues to be attributed its share of losses even if that attribution results in a deficit non-controlling interest balance.

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured.

Stock-Based Compensation for Obtaining Employee Services

The Company accounts for its stock based compensation in which the Company obtains employee services in share-based payment transactions under the recognition and measurement principles of the fair value recognition provisions of section 718-10-30 of the FASB Accounting Standards Codification. Pursuant to paragraph 718-10-30-6 of the FASB Accounting Standards Codification, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.  The Company believes that using share prices established in the Company’s most recent private placement memorandum ("PPM”), or monthly average stock close prices, if no PPM available, would generally be more appropriate than the use of daily stock close prices if the common shares of the Company are thinly traded.

The fair value of share options and similar instruments is estimated on the date of grant using a Black-Scholes option-pricing valuation model.  The ranges of assumptions for inputs are as follows:

•

Expected term of share options and similar instruments: The expected life of options and similar instruments represents the period of time the option and/or warrant are expected to be outstanding.  Pursuant to paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and employees’ expected exercise and post-vesting employment termination behavior into the fair value (or calculated value) of the instruments.  Pursuant to paragraph 718-10-S99-1, it may be appropriate to use the simplified method, i.e., expected term = ((vesting term + original contractual term) / 2), if (i) A company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its equity shares have been publicly traded; (ii) A company significantly changes the terms of its share option grants or the types of employees that receive share option grants such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term; or (iii) A company has or expects to have significant structural changes in its business such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term. The Company uses the simplified method to calculate expected term of share options and similar instruments as the company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.

•

Expected volatility of the entity’s shares and the method used to estimate it.  Pursuant to ASC Paragraph 718-10-50-2(f)(2)(ii) a thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for it to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility.  If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

•

Expected annual rate of quarterly dividends.  An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends.  The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the option and similar instruments.

•

Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the option and similar instruments.

The Company’s policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.

Equity Instruments Issued to Parties Other Than Employees for Acquiring Goods or Services

The Company accounts for equity instruments issued to parties other than employees for acquiring goods or services under guidance of Subtopic 505-50 of the FASB Accounting Standards Codification (“Subtopic 505-50”).

Pursuant to Section 505-50-30, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.  The Company believes that using share prices established in the Company’s most recent private placement memorandum ("PPM”), or monthly average stock close prices, if no PPM available, would generally be more appropriate than the use of daily stock close prices if the common shares of the Company are thinly traded.

The fair value of share options and similar instruments is estimated on the date of grant using a Black-Scholes option-pricing valuation model.  The ranges of assumptions for inputs are as follows:

•

Expected term of share options and similar instruments: Pursuant to Paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and holder’s expected exercise behavior into the fair value (or calculated value) of the instruments.  The Company uses the contractual term of the share options and similar instruments as the expected term of share options and similar instruments as the company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term..

•

Expected volatility of the entity’s shares and the method used to estimate it.  Pursuant to ASC Paragraph 718-10-50-2(f)(2)(ii) a thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for it to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility.  If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

•

Expected annual rate of quarterly dividends.  An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends.  The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the option and similar instruments.

•

Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the option and similar instruments.

Pursuant to ASC paragraph 505-50-25-7, if fully vested, non-forfeitable equity instruments are issued at the date the grantor and grantee enter into an agreement for goods or services (no specific performance is required by the grantee to retain those equity instruments), then, because of the elimination of any obligation on the part of the counterparty to earn the equity instruments, a measurement date has been reached. A grantor shall recognize the equity instruments when they are issued (in most cases, when the agreement is entered into). Whether the corresponding cost is an immediate expense or a prepaid asset (or whether the debit should be characterized as contra-equity under the requirements of paragraph 505-50-45-1) depends on the specific facts and circumstances. Pursuant to ASC paragraph 505-50-45-1, a grantor may conclude that an asset (other than a note or a receivable) has been received in return for fully vested, non-forfeitable equity instruments that are issued at the date the grantor and grantee enter into an agreement for goods or services (and no specific performance is required by the grantee in order to retain those equity instruments). Such an asset shall not be displayed as contra-equity by the grantor of the equity instruments. The transferability (or lack thereof) of the equity instruments shall not affect the balance sheet display of the asset. This guidance is limited to transactions in which equity instruments are transferred to other than employees in exchange for goods or services. Section 505-50-30 provides guidance on the determination of the measurement date for transactions that are within the scope of this Subtopic.

Pursuant to ASC paragraphs 505-50-25-8 and 505-50-25-9, an entity may grant fully vested, non-forfeitable equity instruments that are exercisable by the grantee only after a specified period of time if the terms of the agreement provide for earlier exercisability if the grantee achieves specified performance conditions. Any measured cost of the transaction shall be recognized in the same period(s) and in the same manner as if the entity had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with, or using, the equity instruments. A recognized asset, expense, or sales discount shall not be reversed if a stock option that the counterparty has the right to exercise expires unexercised.

Pursuant to ASC paragraph 505-50-30-S99-1, if the Company receives a right to receive future services in exchange for unvested, forfeitable equity instruments, those equity instruments are treated as unissued for accounting purposes until the future services are received (that is, the instruments are not considered issued until they vest). Consequently, there would be no recognition at the measurement date and no entry should be recorded.

Income Tax Provision

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.

Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to the unrecognized tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the year ended December 31, 2012 or 2011.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants.

There were no potentially dilutive shares outstanding for the year ended December 31, 2012 or 2011.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.  Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently Issued Accounting Pronouncements

FASB Accounting Standards Update No. 2011-08

In September 2011, the FASB issued the FASB Accounting Standards Update No. 2011-08 “Intangibles—Goodwill and Other: Testing Goodwill for Impairment” (“ASU 2011-08”). This Update is to simplify how public and nonpublic entities test goodwill for impairment. The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. Under the amendments in this Update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.

The guidance is effective for interim and annual periods beginning on or after December 15, 2011. Early adoption is permitted.

FASB Accounting Standards Update No. 2011-11

In December 2011, the FASB issued the FASB Accounting Standards Update No. 2011-11 “Balance Sheet: Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). This Update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS.

The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.

FASB Accounting Standards Update No. 2012-02

In July 2012, the FASB issued the FASB Accounting Standards Update No. 2012-02 “Intangibles—Goodwill and Other (Topic 350) Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”).

This Update is intended to reduce the cost and complexity of testing indefinite-lived intangible assets other than goodwill for impairment. This guidance builds upon the guidance in ASU 2011-08, entitled Testing Goodwill for Impairment. ASU 2011-08 was issued on September 15, 2011, and feedback from stakeholders during the exposure period related to the goodwill impairment testing guidance was that the guidance also would be helpful in impairment testing for intangible assets other than goodwill.

The revised standard allows an entity the option to first assess qualitatively whether it is more likely than not (that is, a likelihood of more than 50 percent) that an indefinite-lived intangible asset is impaired, thus necessitating that it perform the quantitative impairment test. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not that the asset is impaired.

This Update is effective for annual and interim impairment tests performed in fiscal years beginning after September 15, 2012.  Earlier implementation is permitted.

Other Recently Issued, but not Yet Effective Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Note 3 – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying consolidated financial statements, the Company had a deficit accumulated during the development stage at December 31, 2012, a net loss and net cash used in operating activities for the year then ended, respectively. These conditions raise substantial doubt about its ability to continue as a going concern.

While the Company is attempting to commence operations and produce sufficient sales, the Company’s cash position may not be sufficient to support the Company’s daily operations. While the Company believes in the viability of its strategy to commence operations and produce sales volume and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Computer Equipment

Computer equipment, stated at cost, less accumulated depreciation consisted of the following:

	Estimated Useful Life (Years)	December 31, 2012	December 31, 2011
Computer equipment	5	$8,897	$8,057
Accumulated depreciation (i)		(3,934)	(1,472)
		$4,963	$6,585

(i)   Depreciation and Amortization Expense

Depreciation and amortization expense for the fiscal year ended December 31, 2012 and 2011 was $2,463 and $642, respectively.

Note 5 - Capitalized Pilot Costs

On June 4, 2010, the Company’s majority owned subsidiary, York Productions, LLC, entered into a Production Services Agreement with Nick Nick, Inc. Under this agreement, York Productions, LLC contributed $85,000 in capital to Nick Nick, Inc. for the production of the “Doorman” pilot. Additionally, York Productions, LLC is assigned rights to “Intellectual Property” by Nick Nick, Inc.

The Company capitalizes film costs. The total capitalized pilot costs on the balance sheet of $292,931 are attributable to the “Doorman” pilot, which was completed on September 29, 2011. The Company will begin amortization of capitalized film costs and accrual (expensing) of participation costs when a film is released and it begins to recognize revenue from that film. The costs of producing a film and bringing that film to market consist of film costs, participation costs, exploitation costs, and manufacturing costs. Pursuant to FASB Codification Topic 926-20-35, the Company will begin amortization of capitalized film costs using the individual-film-forecast-computation which amortizes or accrues such costs in the same ratio that current period actual revenue bears to the estimated remaining unrecognized ultimate revenue after an individual film is released.

Note 6 - Commitments and Contingencies

Lease Agreements

Reflections of Boca, LLC

On February 1, 2010, the Company entered into a lease agreement with Reflections of Boca, LLC (“Reflections”). The term of the lease is twelve months, automatically renewing, unless written notice of termination is provided ninety (90) days prior to January 31, 2011. The Company notified Reflections ninety (90) days prior to January 31, 2011 that it decided not to renew the lease upon its expiration on January 31, 2011.

Regus Management Group, LLC

On September 28, 2011, the Company entered into a lease agreement with Regus Management Group, LLC. The term of the lease is effective from November 1, 2012 to October 31, 2013. The monthly rent base payment is $1,107. Future minimum payments required under this non-cancelable operating lease were as follows:

Year ending December 31:
2013	$2,988
$2,988

Employment Agreements

Chief Executive Officer

On September 21, 2010, the Company entered into an employment agreement (“Employment Agreement”) with its chief executive officer (“CEO”), which requires that the CEO be paid an annual base salary of $150,000 for three (3) years from date of signing. Employee may extend the Employment Agreement for an additional three (3) years.

On October 1, 2011, the Company’s CEO agreed to waive future base salary under his employment agreement, until further notice, in an effort to reduce the operating expenses.

President

On September 21, 2010, the Company entered into an employment agreement (“Employment Agreement”) with its president (“President”), which requires that the President be paid an annual base salary of $150,000 for three (3) years from date of signing. Employee may extend the Employment Agreement for an additional three (3) years.

On September 1, 2011, the President of the Company resigned his position and the Employment Agreement was terminated immediately.

Note 7 - Stockholders’ Equity

Shares Authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is One Hundred and Ten Million (110,000,000) shares of which Ten Million (10,000,000) shares shall be Preferred Stock, par value $0.0001 per share, and One Hundred Million (100,000,000) shares shall be Common Stock, par value $0.0001 per share.

Common Stock

In February 2009, the Company issued 22,900,000 common shares to its founders as compensation valued at par or $2,290 in aggregate. Of those shares, the Company issued 15,333,333 shares to the Chief Financial Officer, Mr. Alexander Bafer and 7,166,667 shares to the President, Christopher Leone, and 400,000 shares to the attorneys.

In February 2009, the Company issued 100,000 common shares for professional services valued at $0.10 per share, or $10,000 in aggregate.

From February through December 2009, the Company issued a total of 6,250,000 common shares at $0.10 per share for a total cash consideration of $625,000. Transaction costs associated with this issuance were $15,240 leaving the Company with $609,760 of net proceeds.

In December 2009, the Company issued 10,000 common shares for professional services valued at $1.00 per share, or $10,000.

From January through December 2010, the Company issued a total of 208,500 common shares at $1.00 per share for a total cash consideration of $208,500. Transaction costs associated with this issuance were $35,029 leaving the Company with $173,471 of net proceeds.

In June 2011, the Company issued a total of 100,000 common shares at $1.00 per share for an aggregate of $100,000 in cash to an individual.

On July 27, 2011, the Company sold 50,000 common shares at $1.00 per share, or an aggregate of $50,000 in cash to an individual investor.

On August 8, 2011, the Company sold 25,000 common shares at $1.00 per share, or $25,000 in cash to an individual investor.

Costs associated with the sales of common shares in 2011 amounted to $4,906, yielding net proceeds to the Company of $170,094.

On September 12, 2012, the Company sold 30,000 common shares at $1.00 per share, or $30,000 in cash to an individual investor.

On September 17, 2012, the Company sold 5,000 common shares at $1.00 per share, or $5,000 in cash to an individual investor.

On November 6, 2012, the Company sold 8,000 common shares at $1.00 per share, or $8,000 in cash to an individual investor.

On November 19, 2012, the Company sold 3,000 common shares at $1.00 per share, or $3,000 in cash to an individual investor.

On November 28, 2012, the Company sold 2,500 common shares at $1.00 per share, or $2,500 in cash to an individual investor.

Note 8 - Related Party Transactions

Advances from Chief Executive Officer and Stockholder

From time to time, the Chairman, CEO and significant stockholder of the Company advance funds to the Company for working capital purpose. Those advances are unsecured, non-interest bearing and due on demand.

Advances from stockholder consisted of the following:

	December 31, 2012	December 31, 2011
Advances from chairman, chief executive officer and stockholder	$60,797	$56,000
	$60,797	$56,000

Production Service Agreement with a Related Party

On June 1, 2010, the Company acquired 6,000 Class A units of York Productions, LLC, for $75,000, representing a 60% majority ownership. The remaining 4,000 Class A units were issued to Nick Turturro in exchange for rights to the “Doorman” screenplay.

On June 4, 2010, the Company’s majority owned subsidiary York Productions, LLC, entered into a Production Services Agreement with Nick Nick, Inc. York owns the right to produce and exploit a theatrical motion picture entitled “The Doorman” based on the original screenplay and other intellectual property assigned to York by Nick Turturro. Under the Production Service Agreement, York Productions, LLC paid $85,000 to Nick Nick, Inc. for contracted production services of the “Doorman” pilot.

Note 9 - Income Tax Provision

Deferred Tax Assets

At December 31, 2012, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $967,868 that may be offset against future taxable income through 2032. No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying consolidated financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $329,075 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by a full valuation allowance.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realization. The valuation allowance increased approximately $48,063 and $105,958 for the year ended December 31, 2012 and 2011, respectively.

Components of deferred tax assets are as follows:

	December 31, 2012	December 31, 2011
Net deferred tax assets – non-current:
Expected income tax benefit from NOL carry-forwards	$329,075	$281,012
Less valuation allowance	(329,075)	(281,012)
Deferred tax assets, net of valuation allowance	$-	$-

Income Tax Provision in the Consolidated Statements of Operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011
Federal statutory income tax rate	34.0%	34.0%
Change in valuation allowance on net operating loss carry-forwards	(34.0)	(34.0)
Effective income tax rate	0.0%	0.0%

Note 10 - Subsequent Events

The Company has evaluated all events that occurred after the balance sheet through the date when the financial statements were issued to determine if they must be reported. The Management of the Company determined that there were certain reportable subsequent events to be disclosed as follows:

Common Stock

In 2013, the Company sold 87,500 common shares at $1.00 per share, for $87,500 in cash to individual investors.